                                                                    EXHIBIT 99.1

                             INVITROGEN CORPORATION
                       NONSTATUTORY STOCK OPTION AGREEMENT

      THIS NONSTATUTORY STOCK OPTION AGREEMENT (the "OPTION AGREEMENT") is made and entered into as of the Date of Option Grant, by and between Invitrogen Corporation (the "COMPANY") and Gregory T. Lucier (the "OPTIONEE").

      Pursuant to the employment agreement entered into by and between the Company and the Optionee, the Company has granted to the Optionee an option to purchase certain shares of Stock, upon the terms and conditions set forth in this Option Agreement (the "OPTION"), as an essential and material inducement to the Optionee accepting employment with the Company.

      1. DEFINITIONS AND CONSTRUCTION

            1.1 DEFINITIONS. Whenever used herein, the following terms shall have their respective meanings set forth below:

                  (a) "DATE OF OPTION GRANT" means the Employment Date, as defined in the Employment Agreement.

                  (b) "NUMBER OF OPTION SHARES" means 675,000 shares of Stock, as adjusted from time to time pursuant to Section 9.

                  (c) "EXERCISE PRICE" means the closing price of Stock on the Nasdaq National Market System on the date immediately preceding the Date of Option Grant, as adjusted from time to time pursuant to Section 9.

                  (d) "BOARD" means the Board of Directors of the Company. If one or more Committees have been appointed by the Board to administer stock options granted by the Company, "Board" shall also mean such Committee(s).

                  (e) "CAUSE" shall have the meaning ascribed thereto under the Employment Agreement, and its existence shall be determined consistent with any such determination made thereunder.

                  (f) "CHANGE-IN-CONTROL AGREEMENT" means the Change-in-Control Agreement entered into between the Company and the Optionee dated as of the 26th day of May 2003.

                  (g) "CODE" means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.

                  (h) "COMMITTEE" means the Compensation and Organization Committee or other committee of the Board duly appointed to administer this Option Agreement and having such powers as shall be specified by the Board. Unless the powers of the Committee have been specifically limited, the Committee shall have all of the powers of the Board granted herein.

                  (i) "COMPANY" means Invitrogen Corporation, a Delaware corporation, or any successor corporation thereto.

                  (j) "DISABILITY" means the permanent and total disability of the Optionee within the meaning of Section 22(e)(3) of the Code.

                  (k) "EMPLOYEE" means any person treated as an employee (including an officer or director who is also treated as an employee) in the records of a Participating Company. The Company shall determine in good faith and in the exercise of its discretion whether an individual has become or ceased to be an Employee and the effective date of such individual's employment or termination of employment, as the case may be. (l) "EMPLOYMENT AGREEMENT" means that certain employment agreement entered into by and between the Company and the Optionee dated as of May 26, 2003, and made a part hereof.

                  (m) "GOOD REASON" shall have the meaning ascribed thereto under the Employment Agreement.

                  (n) "INITIAL VESTING DATE" means the date occurring one (1) year after the Date of Option Grant.

                  (o) "OPTION EXPIRATION DATE" means that date ten (10) years after the Date of Option Grant.

                  (p) "PARENT CORPORATION" means any present or future "parent corporation" of the Company, as defined in Section 424(e) of the Code.

                  (q) "PARTICIPATING COMPANY" means the Company or any Parent Corporation or Subsidiary Corporation.

                  (r) "PARTICIPATING COMPANY GROUP" means, at any point in time, all corporations collectively which are then Participating Companies.

                  (s) "SECURITIES ACT" means the Securities Act of 1933, as amended.

                  (t) "SERVICE" means the Optionee's employment or service with the Participating Company Group, whether in the capacity of an Employee, a director or a consultant. The Optionee's Service shall not be deemed to have terminated merely because of a change in the capacity in which the Optionee renders service to the Participating Company Group or change in the Participating Company for which the Optionee renders Service, provided that there is no interruption or termination of the Optionee's Service. Furthermore, the Optionee's Service with the Participating Company Group shall not be deemed to have terminated if the Optionee takes any military leave, sick leave, or other bona fide leave of absence approved by the


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Company. The Optionee's Service shall be deemed to have terminated either upon an actual termination of Service or upon the corporation for which the Optionee performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its sole discretion, shall determine whether the Optionee's Service has terminated and the effective date of such termination.

                  (u) "STOCK" means the common stock of the Company, as adjusted from time to time in accordance with Section 9.

                  (v) "SUBSIDIARY CORPORATION" means any present or future "subsidiary corporation" of the Company, as defined in Section 424(f) of the Code.

                  (w) "VESTED SHARES" means, on any relevant date, the number of Option Shares which are vested as determined as follows:

                                                                Portion Vested
                                                                --------------
Prior to Initial Vesting Date                                            0

On Initial Vesting Date, provided the
Optionee's Service has not terminated                                  1/4
prior to such date

Plus:

For each quarter of the Optionee's
continuous Service from the Initial
Vesting Date until the Option Shares                                  1/16
are fully vested, an additional

            1.2 CONSTRUCTION. Captions and titles contained herein are for convenience only and shall not affect the meaning or interpretation of any provision of this Option Agreement. Except when otherwise indicated by the context, the singular shall include the plural and the plural shall include the singular. Use of the term "or" is not intended to be exclusive, unless the context clearly requires otherwise.

      2. TAX CONSEQUENCES. This Option is intended to be a nonstatutory stock option and shall not be treated as an incentive stock option within the meaning of Section 422(b) of the Code.

      3. ADMINISTRATION. All questions of interpretation concerning this Option Agreement shall be determined by the Board. All determinations by the Board shall be final and binding upon all persons having an interest in the Option. Any officer of a Participating Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, or election.

      4. EXERCISE OF THE OPTION


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            4.1 RIGHT TO EXERCISE. Except as otherwise provided herein, the
Option shall be exercisable prior to the termination of the Option (as provided in Section 6) in an amount not to exceed the number of Vested Shares less the number of shares previously acquired upon exercise of the Option. In no event shall the Option be exercisable for more shares than the Number of Option Shares.

            4.2 METHOD OF EXERCISE. Exercise of the Option shall be by written notice to the Company which must state the election to exercise the Option, the number of whole shares of Stock for which the Option is being exercised and such other representations and agreements as to the Optionee's investment intent with respect to such shares as may be required pursuant to the provisions of this Option Agreement. The written notice must be signed by the Optionee and must be delivered in person, by certified or registered mail, return receipt requested, by confirmed facsimile transmission, or by such other means as the Company may permit, to the Chief Financial Officer of the Company, or other authorized representative of the Participating Company Group, prior to the termination of the Option as set forth in Section 6, accompanied by full payment of the aggregate Exercise Price for the number of shares of Stock being purchased. The Option shall be deemed to be exercised upon receipt by the Company of such written notice and the aggregate Exercise Price.

            4.3 PAYMENT OF EXERCISE PRICE

                  (a) FORMS OF CONSIDERATION AUTHORIZED. Except as otherwise provided below, payment of the aggregate Exercise Price for the number of shares of Stock for which the Option is being exercised shall be made (i) in cash, by check, or cash equivalent, (ii) by tender to the Company of whole shares of Stock owned by the Optionee having a Fair Market Value (as determined by the Company without regard to any restrictions on transferability applicable to such stock by reason of federal or state securities laws or agreements with an underwriter for the Company) not less than the aggregate Exercise Price, (iii) by means of a Cashless Exercise, as defined in Section 4.3(c), or (iv) by any combination of the foregoing.

                  (b) TENDER OF STOCK. Notwithstanding the foregoing, the Option may not be exercised by tender to the Company of shares of Stock to the extent such tender of Stock would constitute a violation of the provisions of any law, regulation or agreement restricting the redemption of the Company's stock. The Option may not be exercised by tender to the Company of shares of Stock unless such shares either have been owned by the Optionee for more than six (6) months or were not acquired, directly or indirectly, from the Company.

                  (c) CASHLESS EXERCISE. A "CASHLESS EXERCISE" means the assignment in a form acceptable to the Company of the proceeds of a sale or loan with respect to some or all of the shares of Stock acquired upon the exercise of the Option pursuant to a program, procedure or individual transaction approved by the Company (including, without limitation, through an exercise complying with the provisions of Regulation T as promulgated from time to time by the Board of Governors of the Federal Reserve System). The Company reserves, at any and all times, the right, in the Company's sole and absolute discretion, to decline to approve or terminate any such program, procedure or individual transaction.


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            4.4 TAX WITHHOLDING. At the time the Option is exercised, in whole or in part, or at any time thereafter as requested by the Company, the Optionee hereby authorizes withholding from payroll and any other amounts payable to the Optionee, and otherwise agrees to make adequate provision for (including by means of a Cashless Exercise to the extent permitted by the Company), any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Participating Company Group, if any, which arise in connection with the Option, including, without limitation, obligations arising upon (i) the exercise, in whole or in part, of the Option, (ii) the transfer, in whole or in part, of any shares acquired upon exercise of the Option, (iii) the operation of any law or regulation providing for the imputation of interest, or
(iv) the lapsing of any restriction with respect to any shares acquired upon exercise of the Option. Without limiting the foregoing, the Optionee shall have the right to satisfy, in whole or in part, any withholding tax obligation which may arise in connection with the Option either by electing to have the Company withhold from the shares to be issued upon exercise that number of shares, or by electing to deliver to the Company already-owned shares, in either case having a Fair Market Value equal to the amount necessary to satisfy the statutory minimum withholding amount due. The Optionee is cautioned that the Option is not exercisable unless the tax withholding obligations of the Participating Company Group are satisfied. Accordingly, the Optionee may not be able to exercise the Option when desired even though the Option is vested, and the Company shall have no obligation to issue a certificate for such shares or release such shares from any escrow provided for herein.

            4.5 CERTIFICATE REGISTRATION. Except in the event the Exercise Price is paid by means of a Cashless Exercise, the certificate for the shares as to which the Option is exercised shall be registered in the name of the Optionee or, if applicable, in the names of the Optionee and his/her spouse, or in the names of the heirs of the Optionee.

            4.6 RESTRICTIONS ON GRANT OF THE OPTION AND ISSUANCE OF SHARES. The grant of the Option and the issuance of shares of Stock upon exercise of the Option shall be subject to compliance with all applicable requirements of federal, state or foreign law with respect to such securities. The Option may not be exercised if the issuance of shares of Stock upon exercise would constitute a violation of any applicable federal, state or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, the Option may not be exercised unless (i) a registration statement under the Securities Act shall at the time of exercise of the Option be in effect with respect to the shares issuable upon exercise of the Option or (ii) in the opinion of legal counsel to the Company, the shares issuable upon exercise of the Option may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. THE OPTIONEE IS CAUTIONED THAT THE OPTION MAY NOT BE EXERCISED UNLESS THE FOREGOING CONDITIONS ARE SATISFIED. ACCORDINGLY, THE OPTIONEE MAY NOT BE ABLE TO EXERCISE THE OPTION WHEN DESIRED EVEN THOUGH THE OPTION IS VESTED. Questions concerning this restriction should be directed to the Chief Financial Officer of the Company. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company's legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Option shall relieve the Company of any liability in respect of the failure to issue or sell such shares as to which such requisite authority shall not have been obtained. As a condition to the exercise of the Option, the Company may require the Optionee to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or


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regulation and to make any representation or warranty with respect thereto as may be requested by the Company. Within 90 days after the Date of Option Grant, the Company shall register the Option and the shares underlying the Option on a Form S-8 registration statement or other appropriate form which shall remain effective for the term of the Option.

            4.7 FRACTIONAL SHARES. The Company shall not be required to issue fractional shares upon the exercise of the Option.

      5. TRANSFERABILITY OF THE OPTION. The Option is transferable by will or the laws of descent and distribution or by gift or domestic relations order to:
(i) the Optionee's child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, or any persons sharing the Optionee's household (other than a tenant or employee of the Optiontee) ("family members"),
(ii) a trust in which family members have more than 50% of the beneficial interest, (iii) a foundation in which family members (or the Optionee) control the management of assets or (iv) any other entity in which family members (or the Optionee) own more than 50% of the voting interests; provided, however, that no such transfers are made for value. A transfer under a domestic relations order in settlement of marital property rights and a transfer to an entity in which more than 50% of the voting interests are owned by family members (or the Optionee) in exchange for an interest in that entity shall not be treated as transfers for value. Following the death of the Optionee, the Option, to the extent provided in Section 7, may be exercised by the Optionee's legal representative, by any person empowered to do so under the deceased Optionee's will or under the then applicable laws of descent and distribution, or the person to whom the Option was transferred in accordance with this Section 5.

      6. TERMINATION OF THE OPTION. The Option shall terminate and may no longer be exercised on the first to occur of (a) the Option Expiration Date, (b) the last date for exercising the Option following termination of the Optionee's Service as described in Section 7, or (c) a Transfer of Control to the extent provided in Section 8.

      7. EFFECT OF TERMINATION OF SERVICE.

            7.1 VESTING UPON TERMINATION OF SERVICE UNDER CERTAIN CIRCUMSTANCES.

                  (a) DEATH OR DISABILITY. If the Optionee's Service with the Participating Company Group is terminated because of the Disability or death of the Optionee, the Option shall become, upon such termination of Service, vested and exercisable with respect to the number of Option Shares for which the Option would have been vested and exercisable had the Optionee's Service continued for an additional twelve (12) months. The Optionee's Service shall be deemed to have terminated on account of death if the Optionee dies within three (3) months after the Optionee's termination of Service other than upon a termination for "Cause".

                  (b) TERMINATION WITHOUT CAUSE OR WITH GOOD REASON. If the Optionee's Service with the Participating Company Group is terminated by the Participating Company Group without Cause or by the Optionee with Good Reason, the Option shall become, upon such termination of Service, vested and exercisable with respect to the number of Option

Shares for which the Option would have been vested and exercisable had the Optionee's Service continued for an additional eighteen (18) months.

            7.2 OPTION EXERCISABILITY.

                  (a) DISABILITY. If the Optionee's Service with the Participating Company Group is terminated because of the Disability of the Optionee, the Option, to the extent unexercised and exercisable on the date on which the Optionee's Service terminated, may be exercised by the Optionee (or the Optionee's guardian or legal representative) at any time prior to the expiration of twelve (12) months after the date on which the Optionee's Service terminated, but in any event no later than the Option Expiration Date.

                  (b) DEATH. If the Optionee's Service with the Participating Company Group is terminated because of the death of the Optionee, the Option, to the extent unexercised and exercisable on the date on which the Optionee's Service terminated, may be exercised by the Optionee's legal representative or other person who acquired the right to exercise the Option by reason of the Optionee's death at any time prior to the expiration of twelve (12) months after the date on which the Optionee's Service terminated, but in any event no later than the Option Expiration Date. The Optionee's Service shall be deemed to have terminated on account of death if the Optionee dies within three (3) months after the Optionee's termination of Service other than upon a termination for "Cause".

                  (c) OTHER TERMINATION OF SERVICE. If the Optionee's Service with the Participating Company Group is terminated voluntarily by the Optionee without Good Reason (excluding for this purpose any termination due to Disability or death), the Option, to the extent unexercised and exercisable by the Optionee on the date on which the Optionee's Service terminated, may be exercised by the Optionee within three (3) months (or such other longer period of time as determined by the Board, in its sole discretion) after the date on which the Optionee's Service terminated, but in any event no later than the Option Expiration Date. If the Optionee's Service with the Participating Company Group is terminated by the Participating Company Group without Cause or by the Optionee with Good Reason, the Option to the extent unexercised and exercisable by the Optionee on the date on which the Optionee's Service terminated (after giving effect to the provisions of Section 7.1), may be exercised by the Optionee within twelve (12) months (or such other longer period of time as determined by the Board, in its sole discretion) after the date on which the Optionee's Service terminated, but in any event no later than the Option Expiration Date.

            7.3 EXTENSION IF EXERCISE PREVENTED BY LAW. Notwithstanding the foregoing, if the exercise of the Option within the applicable time periods set forth in Section 7.2 is prevented by the provisions of Section 4.6 or as the result of any law, regulation, agreement beyond Optionee's control, or other reason or restriction beyond the Optionee's control, the Option shall remain exercisable until three (3) months after the date the Optionee is notified by the Company that the Option is exercisable and not in contravention of any such provision, law, regulation, agreement or other restriction, but in any event no later than the Option Expiration Date. For purposes of this Section 7.3, a lock-up agreement required by an underwriter, or a similar agreement, shall be deemed to be an agreement beyond Optionee's control.


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            7.4 EXTENSION IF OPTIONEE SUBJECT TO SECTION 16(B). Notwithstanding
the foregoing, if a sale within the applicable time periods set forth in Section
7.2 of shares acquired upon the exercise of the Option would subject the Optionee to suit under Section 16(b) of the Securities Exchange Act of 1934, as amended, or sale of the Option Shares is prevented as the result of any law, regulation, agreement beyond Optionee's control, or other reason or restriction beyond the Optionee's control, the Option shall remain exercisable until three
(3) months after the date the Optionee is notified by the Company that the Option Shares are not in contravention of any such provision, law, regulation, agreement or other restriction, but in any event no later than the Option Expiration Date. For purposes of this Section 7.4, a lock-up agreement required by an underwriter, or a similar agreement, shall be deemed to be an agreement beyond Optionee's control.

            7.5 TERMINATION FOR CAUSE. Notwithstanding any other provision of this Option Agreement, if the Optionee's Service with the Participating Company Group is terminated for Cause, the Option shall terminate and cease to be exercisable on the effective date of such termination of Service.

      8. CHANGE IN CONTROL.

      In the event of a "Change in Control," as that term is defined in the Change-in-Control Agreement, (hereinafter a "Change in Control"), the Option may become vested and/or exercisable to the extent provided under the terms contained the Change-in-Control Agreement.

      9. ADJUSTMENTS FOR CHANGES IN CAPITAL STRUCTURE. In the event of any stock dividend, stock split, reverse stock split, recapitalization, combination, reclassification, or similar change in the capital structure of the Company, appropriate adjustments shall be made in the number, Exercise Price and class of shares of stock subject to the Option. If a majority of the shares which are of the same class as the shares that are subject to the Option are exchanged for, converted into, or otherwise become (whether or not pursuant to a Change in Control) shares of another corporation (the "NEW SHARES"), the Board may unilaterally amend the Option to provide that the Option is exercisable for New Shares. In the event of any such amendment, the Number of Option Shares and the Exercise Price shall be adjusted in a fair and equitable manner, as determined by the Board, in its sole discretion. Notwithstanding the foregoing, any fractional share resulting from an adjustment pursuant to this Section 9 shall be rounded up or down to the nearest whole number, as determined by the Board, and in no event may the Exercise Price be decreased to an amount less than the par value, if any, of the stock subject to the Option. The adjustments determined by the Board pursuant to this Section 9 shall be final, binding and conclusive.

      10. RIGHTS AS A STOCKHOLDER, EMPLOYEE, DIRECTOR OR CONSULTANT. The Optionee shall have no rights as a stockholder with respect to any shares covered by the Option until the date of the issuance of a certificate for, or other valid delivery of, the shares for which the Option has been exercised (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 9. If the Optionee is an Employee, the Optionee understands and acknowledges that, except as otherwise provided in a separate, written employment agreement between a Participating Company and the Optionee, the Optionee's employment is "at will" and is for no specified term. Nothing in this Option Agreement shall confer upon the Optionee, whether an Employee, director or consultant, any right to continue in the Service of a Participating Company or interfere in any way with any right of the Participating Company Group to terminate the Optionee's Service as an Employee, director or consultant, as the case may be, at any time.

      11. LEGENDS. The Company may at any time place legends referencing any applicable federal, state or foreign securities law restrictions on all certificates representing shares of stock subject to the provisions of this Option Agreement. The Optionee shall, at the request of the Company, promptly present to the Company any and all certificates representing shares acquired pursuant to the Option in the possession of the Optionee in order to carry out the provisions of this Section.

      12. BINDING EFFECT. Subject to the restrictions on transfer set forth herein, this Option Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and assigns.

      13. TERMINATION OR AMENDMENT. The Board may terminate or amend the Option at any time; provided, however, that except as provided in Section 8.2 in connection with a Transfer of Control, no such termination or amendment may adversely affect the Option or any unexercised portion hereof without the consent of the Optionee unless such termination or amendment is necessary to comply with any applicable law or government regulation. No amendment or addition to this Option Agreement shall be effective unless in writing.

      14. NOTICES. Any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Option Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, with postage and fees prepaid, addressed to the other party at the address shown below that party's signature or at such other address as such party may designate in writing from time to time to the other party.

      15. INTEGRATED AGREEMENT. This Option Agreement constitutes the entire understanding and agreement of the Optionee and the Company with respect to the subject matter contained herein, and there are no agreements (other than the Employment Agreement and any applicable Change-in-Control Agreement currently in effect), understandings, restrictions, representations, or warranties among the Optionee and the Participating Company Group with respect to such subject matter other than those as set forth or provided for herein or therein. To the extent contemplated herein or therein, the provisions of this Option Agreement shall survive any exercise of the Option and shall remain in full force and effect.

      16. APPLICABLE LAW. This Option Agreement shall be governed by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within the State of California.

      17. ACCEPTANCE AND ACKNOWLEDGEMENT BY OPTIONEE. Optionee represents that Optionee is familiar with the terms and provisions of this Option Agreement, and hereby accepts the Option subject to all of the terms and provisions thereof. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under this Option Agreement. Without limitation of the foregoing, Optionee agrees that by executing this Option Agreement the Optionee acknowledges and agrees that:

            17.1 DISCRETIONARY NATURE OF OPTION. The grant of stock options under this Option Agreement is a one-time benefit and does not create any contractual or other right to receive a grant of stock options or benefits in lieu of stock options in the future. Future grants, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of any grant, the number of options, vesting provisions and the exercise price; and

            17.2 EXCLUSION OF CLAIMS. Optionee acknowledges and agrees that, except as otherwise agreed upon in writing between Optionee and the Company, Optionee will have no entitlement to compensation or damages in consequence of the termination of Optionee's employment with the Company or any subsidiary for any reason whatsoever and whether or not in breach of contract, insofar as such entitlement arises or may arise from ceasing to have rights under or from ceasing to be entitled to exercise stock options (provided that any such cessation is in accordance with this Option Agreement) as a result of such termination or from the loss or diminution in value of this Option, and, upon the grant of this Option, Optionee shall be deemed irrevocably to have waived any such entitlement.

      18. RESERVATION OF SHARES. The Company will reserve and set apart and have at all times, free from preemptive rights, a number of shares of authorized but unissued common stock of the Company deliverable upon the exercise of this Option sufficient to enable it at any time to fulfill all its obligations hereunder.


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
                                 INVITROGEN CORPORATION

                                 By:
                                     -------------------------------------------
                                      C. Eric Winzer
                                 Title: Chief Financial Officer

                                 Address:
                                 Invitrogen Corporation
                                 ATTN: General Counsel & Chief Financial Officer 1600 Faraday Avenue
                                 Carlsbad, CA 92008

      The Optionee represents that the Optionee is familiar with the terms and provisions of this Option Agreement, and hereby accepts the Option subject to all of the terms and provisions thereof. The Optionee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Board upon any questions arising under this Option Agreement.

                                             OPTIONEE

Date:
      ------------------------------------   -----------------------------------
                                             Gregory T. Lucier

                                             Optionee Address:
                                             ----------------

                                             1022 Fieldstone Lane
                                             Oconomowoc, Wisconsin 53066


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